Exhibit 99.1

NEWS RELEASE

Investor Contact:
Gus Okwu / DRG&E
404-532-0086
gokwu@drg-e.com

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415-659-3580
onapolitano@fibertower.com

FIBERTOWER ANNOUNCES COMPLETION OF MANDATORY
REDEMPTION AND REVERSE STOCK SPLIT

San Francisco, CA, December 23, 2009 — FiberTower Corporation (NASDAQ: FTWR - News), a wireless services backhaul provider, today announced that it has completed the mandatory redemption of the Company’s 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the “Interim Notes”).  The closing of the transaction strengthens the Company’s balance sheet by reducing total debt outstanding by $153.3 million to $140.5 million and extending debt maturity.  In addition, the Company’s annual cash interest payments have been reduced by $23.2 million to $5.8 million (including cash interest on untendered 9.00% Convertible Senior Secured Notes due 2012 (the “Existing Notes”)).

At closing, all $266.8 million of the Company’s Interim Notes were exchanged in consideration for the following: 30.6 million shares of the Company’s common shares (adjusted on a reverse stock split basis); $12.7 million in cash; and $113.5 million in 9.00% Senior Secured Notes due 2016 (the “New Notes”).

“Completing this transaction greatly enhances FiberTower’s ability to pursue market opportunities that are being driven by the strong secular trends in our industry,” said Kurt Van Wagenen, FiberTower’s President and Chief Executive Officer.  “Our improved capital structure will allow us to more exclusively focus on growing the business and strengthening our operating position in the rapidly evolving wireless backhaul space.  We view this as an important milestone in our efforts to maintain market leadership and enhance long-term shareholder value.”

Prior to the closing of the mandatory redemption of the Interim Notes, the Company also executed its previously disclosed 1-for-10 reverse stock split after the close of business on December 18, 2009.  Trading of FTWR’s common shares on the split-adjusted basis began at the open of trading on December 21, 2009 under the Company’s new CUSIP number of 31567R209 (Old CUSIP: 31567R100).

FiberTower’s shares will continue to trade on the NASDAQ Global Market under the symbol “FTWR” with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred.  The Company’s symbol will revert to its original symbol “FTWR” on January 19, 2009.  Shareholders of record will receive a letter with additional information regarding the reverse stock split from the Company’s transfer agent, Computershare Investor Services.  No action by FiberTower’s stockholders is required prior to receipt of these letters.

As previously disclosed, five of the current members of the Company’s board of directors submitted their resignations effective as of the consummation of the mandatory redemption of the Interim Notes.  The Company intends to reduce the size of its board from nine to seven members and has appointed John Braniff to fill one of the vacancies created by the resignations.  The Company is still completing its process to evaluate new board members, and in order to maintain continuity and provide for a sufficient number of independent directors, the Company has reappointed Messrs. Holliday and Hack to serve on the board until the Company’s next annual meeting.

Additional information on the mandatory redemption, reverse stock split and board composition is available in the Company’s filings with the SEC and in press releases previously provided by FiberTower, which are available on the Company’s website at www.fibertower.com.

This press release is for informational purposes only and is not an offer to purchase or sell, or the solicitation of an offer to purchase or sell any security.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, master service agreements with nine U.S. wireless carriers, and partnerships with the largest tower operators in the U.S., FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access services to the government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

# # #